Exhibit 10(b)
                  SCHERING-PLOUGH CORPORATION
                   DEFERRED COMPENSATION PLAN

                    Article I -- Definitions

     The following words and phrases, as used herein, have the following meaning unless a different meaning is plainly required by the context:

"Affiliated Company" - any corporation, partnership, or other legal entity controlled directly or indirectly by the Company.

"Board"  -  the Board of Directors of the Company.

"Code"  -   the Internal Revenue Code of 1986, as amended.

"Committee"  -   the Executive Compensation and Organization
Committee appointed by the Board.

"Company" - Schering-Plough Corporation, a New Jersey corporation.

"Company Stock" - the Common Shares, par value $l per share, of the Company.

"Company Stock Unit Account" - an account established to record the aggregate of all Company Stock Units credited to the account of Participants under the Plan.

"Nonqualifying Compensation" - any compensation that is subject to the limitation on deductibility contained in Section 162(m) of the Code and the rules and regulations thereunder by reason of being "applicable employee remuneration" as defined therein.

"Former Participant" - a person no longer in the employ of the Company or an Affiliated Company who is entitled to receive a distribution under the Plan.

"Fund A" - a fund deemed to be invested in the Merrill Lynch one- to ten-year Treasury Index.

"Fund B"  -  a fund deemed to be invested in the Standard and Poors
500 Index.

"Fund C"  -  a fund deemed to be invested in thirty-day United
States Treasury Bills.

"Participant"  -  any employee of the Company or an Affiliated
Company in a salary grade of E-6 or above.

"Plan" - this Plan, either in its present form or as hereafter amended.

"Terminated Participant" - any employee of the Company or an Affiliated Company who is no longer in a salary grade of E-6 or above.


                  Article II -- Purpose

     The purpose of the Plan is to provide an opportunity to Participants to defer receipt of compensation that may be nondeductible by the Company pursuant to Section 162(m) of the Code. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.


      Article III -- Deferral of Nonqualifying Compensation

     1. A Participant may, prior to the commencement of any year, or with respect to a new Participant prior to the date of commencement of his employment, elect to have all his Nonqualifying Compensation for such year deferred until the earliest of his retirement, disability, death, other termination of employment, or, except for amounts credited to the Company Stock Unit Account, the repeal of Section 162(m) of the Code (herein called "the deferral period"). Such election may include an election as to the number of annual installments, in multiples of five but not exceeding thirty, over which such deferred amount shall be paid.
If no installments are specified, the election shall be deemed an election to receive the deferred amount in a lump sum. Lump sum payments and the first of any installment payments shall be made on the 90th day after the termination of the deferral period or, at the Participant's election, made at the time of the election to defer an award, on the April 1st of the calendar year following the year of the termination of such deferral period.

     The amount so deferred shall be expressed and credited to each Participant in terms of compensation units (herein called "Units") which shall, in accordance with the election of the Participant, consist of Fund A Units, Fund B Units, Fund C Units, or Company Stock Units, or any combination thereof. A Participant may elect a separate deferral period and separate payment schedules with respect to Fund A Units, Fund B Units, Fund C Units or Company Stock Units. The cash equivalent of all deferred amounts designated as Fund A Units, Fund B Units, and Fund C Units shall be credited respectively to the Fund A Account, the Fund B Account, and the Fund C Account. The aggregate deferred amounts designated as Company Stock Units shall be credited to the Company Stock Unit Account.

     The foregoing elections shall be irrevocable.

     2. The Company shall establish a separate deferred account for each Participant representing his participation in Fund A, Fund B, Fund C, or the Company Stock Unit Account. As of the January 1 following the year in which a Participant's deferred Nonqualifying Compensation was earned, the Company shall credit to each such deferred account of each Participant a number of Units and fractional Units equal to the number of Units and fractional Units determined by dividing the amount of such Participant's deferred Nonqualifying Compensation by the Unit Value of Fund A, Fund B, Fund C or one share of Company Stock, whichever is applicable.

     The Unit Value of Fund A, Fund B, and Fund C shall be determined as of any valuation date by dividing the fair market value of each of such Funds at such date by the number of Units then outstanding to the credit of all Participants, Former Participants or Terminated Participants, respectively, with respect to each such Fund, excluding amounts to be credited as of such date. The Unit Value of one share of Company Stock for various purposes hereunder shall be the closing price of one share of Company Stock on the New York Stock Exchange on the day in question; or if there were no sales on that day, then the closing price on such Exchange on the nearest preceding day on which there were sales.

     3. When dividends are paid from time to time with respect to Company Stock, the Company shall calculate the amount which would have been payable in cash or property on the total Company Stock Units in all deferred accounts on each dividend payment date as if each Company Stock Unit represented one issued and outstanding share of Company Stock. The number of Company Stock Units equal to the aggregate amount of such dividends (based on the Unit Value of one share of Company Stock on the payment date with respect to such dividend) shall be credited to the Company Stock Unit Account, and each deferred account representing a participation in the Company Stock Unit Account shall be credited with its pro rata share of such number of Company Stock Units. In the event of any capital stock adjustment to Company Stock, the Company Stock Unit Account and each such deferred account shall be correspondingly adjusted as of the date of such capital stock adjustment.

     4. Upon expiration of any deferral period, an amount of cash equal to the Unit Value of Units credited to a Participant's, Terminated Participant's, or Former Participant's deferred accounts shall be payable either in a lump sum or in the number of annual installments payable as specified by a Participant in his election under paragraph 1 of this Article. Any lump sum payment shall be valued as of the end of the most recent calendar month prior to the payment date. The amount of each installment payment shall be determined by dividing the aggregate Unit Value of the Units credited to the Participant's, Terminated Participant's or Former Participant's deferred accounts valued as of the end of the most recent calendar month prior to the payment date by the remaining number of unpaid installments; provided, however, that the Committee may, in its absolute discretion, approve any other method of determining the amount of each installment payment in order to achieve approximately equal installment payments over the installment period.

     The Committee may, in its sole discretion, where a Participant, Terminated Participant or Former Participant has terminated his employment and where it finds such action necessary to avoid severe financial hardship to a Participant, Terminated Participant or Former Participant or their respective beneficiaries, direct at any time that payment of any installment or lump sum be accelerated or that any remaining installments due to a Participant, Terminated Participant or Former Participant or their respective beneficiaries or estates shall be paid in a lump sum. A severe financial hardship must result from the illness of or an unexpected accident or casualty to the Participant, Terminated Participant or Former Participant or a member of his or her family or to his or her property, or due to other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, Terminated Participant or Former Participant. A severe financial hardship shall not exist to the extent the loss or expense is covered by insurance or can be met by the sale of other liquid assets of the Participant, Terminated Participant or Former Participant. Unforeseeable hardship shall not include the college expenses of a child or the costs of purchasing a residence. The amount of any distribution hereunder shall not exceed the amount needed to meet the severe financial hardship. Any benefits payable under the Plan shall be equitably reduced to reflect any payments made from any trust established by the Corporation to meet its obligations under this Plan.

     Anything in this Plan to the contrary notwithstanding, the Committee may, in its sole discretion, further defer the payment of any lump sum or annual installment otherwise payable under paragraph 1 of this Article III to any Participant, Former Participant or Terminated Participant, if such payment would be nondeductible by the Company at the time it would otherwise be paid by reason of the limitation of Section 162(m) of the Code; provided, however, that such payment shall be made on the earliest date on which it would no longer be nondeductible by the Company by reason of such limitation; and provided further, however, that in no event shall the Committee so defer any such payment for more than two years.

     A Participant, Terminated Participant or Former Participant shall hold in trust and promptly refund to the Company at its request any amount covered by a deferral election or credited to his deferred account under this Plan, if by reason of a miscalculation or other mistake by the Company such amount is received by him before it is due and payable in accordance with this Plan.

     5. Designations of beneficiaries shall be made in writing filed with the Company in such form and in such manner as the Company may from time to time prescribe. Beneficiaries may be changed by a Participant, Terminated Participant or Former Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant, Terminated Participant, Former Participant or prior beneficiary.
If a Participant, Terminated Participant, Former Participant or beneficiary eligible to receive any payment dies without a surviving beneficiary having been designated, or with his estate or a trust designated as the beneficiary, his interest under the Plan shall be distributed to the legal representative of his estate, or to the trustee of any such trust, in a lump sum on the 90th day after his death.

     6.     A Participant, Former Participant, or Terminated
Participant who has a balance in any of the deferred accounts may elect to have his interest in such accounts reallocated among the deferred accounts as follows:

            (i) the election shall be in writing and shall be delivered to the Corporation on or before the 20th calendar day of the month in which the reallocation is to be effective;

           (ii) the reallocation shall be effected as of the last business day of the month designated, or as soon thereafter as practicable;

          (iii) a reallocation may only be made once during any calendar year by a Participant, Former Participant, or Terminated
Participant; and

           (iv)     in no event may a Participant, Former
Participant, or Terminated Participant subject to Section 16 of the Securities Exchange Act of 1934 reallocate any balance from the Company Stock Unit Account to any other deferred account.


            Article IV -- Administration of the Plan

     The Plan shall be administered by or under the direction of the Committee, and all questions arising in connection with the Plan shall be determined by the Committee. The officers of the Company and the Committee may employ and rely upon such legal counsel, consultants, accountants and agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons.


             Article V -- Amendment or Termination

     The Plan may be amended or terminated at any time by action of the Board; provided, however, that no such amendment or termination shall affect the rights of a Participant, Terminated Participant, Former Participant or beneficiary to receive amounts credited to his deferred account.


                 Article VI -- Miscellaneous

     1. Neither the establishment of the Plan nor participation therein shall confer upon any person any right to be continued as an employee of the Company or an Affiliated Company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or an Affiliated Company so requires.

     2. All expenses of administering the Plan shall be paid by the Company.

     3. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge or subject to attachment, garnishment, or other legal process.

     4. The Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.




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